Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIX CHARGES

	YEAR ENDED DECEMBER 31,
	2007	2006	2005	2004	2003

EARNINGS
Income from continuing operations before taxation	1,630,282	1,014,576	759,697	172,753	189,029
Minority interests	65,007	96,150	40,625	(13,629)	12,869
Unremitted pre-tax income of associated undertakings	(28,603)	(26,890)	(36,823)	(3,822)	(21,748)
Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees.	1,666,686	1,083,836	763,499	155,302	180,150
Fixed charges	2,619,884	1,402,419	837,121	661,907	777,138
The minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,079	(7,720)	(36,011)	12,255	(9,983)
Distributed income of equity investees	3,438	20,576	9,915	10,191	7,342
Total earnings and fixed charges	4,292,087	2,499,111	1,574,524	839,655	954,647

FIXED CHARGES INCLUDING INTERESTS ON DEPOSITS
Total interest expense	2,619,884	1,402,419	837,121	661,907	777,138
Total fixed charges	2,619,884	1,402,419	837,121	661,907	777,138

EARNINGS
Income from continuing operations before taxation	1,630,282	1,014,576	759,697	172,753	189,029
Minority interests	65,007	96,150	40,625	(13,629)	12,869
Unremitted pre-tax income of associated undertakings	(28,603)	(26,890)	(36,823)	(3,822)	(21,748)
Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees.	1,666,686	1,083,836	763,499	155,302	180,150
Fixed charges	587,880	297,222	238,416	207,447	203,817
The minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,079	(7,720)	(36,011)	12,255	(9,983)
Distributed income of equity investees	3,438	20,576	9,915	10,191	7,342
Total earnings and fixed charges	2,260,083	1,393,914	975,819	385,195	381,326

FIXED CHARGES EXCLUDING INTERESTS ON DEPOSITS
Total interest expense	2,619,884	1,402,419	837,121	661,907	777,138
Interest on deposits	(2,032,004)	(1,105,197)	(598,705)	(454,460)	(573,321)
Total fixed charges	587,880	297,222	238,416	207,447	203,817